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                 AMENDMENT NO. 6 TO FUND PARTICIPATION AGREEMENT

               THIS AMENDMENT NO. 6 TO FUND PARTICIPATION AGREEMENT ("Amendment") is made as of this 26th day of MARCH 2004, by and between JEFFERSON NATIONAL LIFE INSURANCE COMPANY ("Company"), AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. ("Distributor") and AMERICAN CENTURY INVESTMENT SERVICES, INC. ("ACIS"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

                                    RECITALS

     WHEREAS, the Company and ACIM are parties to a certain Fund Participation Agreement dated April 30, 1997, as amended November 15, 1997, December 31, 1997, January 13, 2000, February 9, 2001 and July 31, 2003 (the "Agreement) in connection with the participation of the Funds in Contracts offered by the Company; and

     WHEREAS, on January 1, 2002, ACIS became the sole distributor of the Funds and the Distributor wishes to assign all of its rights and obligations under the Agreement to ACIS;

     WHEREAS, the parties desire to expand the classes of Funds available as investment options under the Contracts;

     WHEREAS, in connection with the expansion of Funds available, the parties agree to revise the reimbursement terms as provided herein;

     WHEREAS, the parties now desire to further modify the Agreement as provided herein.

     NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

     1. ASSIGNMENT BY DISTRIBUTOR. AS of January 1, 2002, ACTS became the sole distributor of the Funds. In connection therewith, Distributor hereby assigns all of its rights and obligations under the Agreement to ACIS and ACIS hereby accepts such assignment. The Company hereby consents to such assignment. After the date of this Amendment, all references to "Distributor" in the Agreement shall be deemed to refer to ACIS.

     2. ADDITION OF FUNDS. The second whereas clause of the Agreement is hereby deleted in its entirety and the following paragraph is substituted in lieu thereof:

     "WHEREAS, the Company wishes to make available as investment options under the Contracts Class I of the VP Balanced Fund, VP Income &

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          Growth Fund, VP Capital Appreciation Fund, VP International Fund, VP
          Value Fund and Class II of the VP Inflation Protection Fund (collectively, the "Funds"), each of which is a series of mutual fund shares registered under the Investment Company Act of 1940, as amended and issued by American Century Variable Portfolios, Inc., except for Class II of the VP Inflation Protection Fund, which is issued by American Century Variable Portfolios II, Inc. (collectively referred to as the "Issuer");"

     3. COMPENSATION AND EXPENSES. Section 5 is hereby deleted in its entirety and the following Section 5 is substituted in lieu thereof:

          "(a) The Accounts shall be the sole shareholder of Fund shares purchased for the Contract owners pursuant to this Agreement (the "Record Owner"). The Record Owner shall properly complete any applications or other forms required by Distributor or the Issuer from time to time.

     "(b) Distributor acknowledges that it will derive a substantial savings in administrative expenses, such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single shareholder account per Fund for the Accounts rather than having each Contract owner as a shareholder. In consideration of the Administrative Services and performance of all other obligations under this Agreement by the Company, Distributor will pay the Company a fee (the "Administrative Services Fee") equal to 25 basis points (0.25%) per annum of the average aggregate amount invested by the Company in Class I shares of the Funds and 5 basis points (0.05%) per annum of the average aggregate amount invested by the Company in Class II shares of the VP Inflation Protection Fund under this Agreement. The payments received by the Company do not constitute payment in any manner for investment advisory services.

     "(c) In consideration of performance of the Distribution Services specified on EXHIBIT A by the Company, Distributor will pay the Company a fee (the "Distribution Fee") of 25 basis points (0.25%) of the average aggregate amount invested by the Company in Class II of the VP Inflation Protection Fund under this Agreement.

     "(d) For the purposes of computing the payments to the Company contemplated by this SECTION 6, the average aggregate amount invested by the Company on behalf of the Accounts in the Funds over a one month period shall be computed by totaling the Company's aggregate investment (share net asset value multiplied by total number of shares of the Funds held by the Company) on each Business Day during the month and dividing by the total number of Business Days during such month.

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          "(e) Distributor will calculate the amount of the payments to be made pursuant to this SECTION 5 at the end of each calendar quarter and will make such payment to the Company within 30 days thereafter. The check for such payments will be accompanied by a statement showing the calculation of the amounts being paid by Distributor for the relevant months and such other supporting data as may be reasonably requested by the Company and shall be mailed to:

                       Jefferson National Life Insurance Company 920 Corporate Campus Drive, Suite 1000 Louisville, KY 40223 Attn: Carla Higgs Phone: 502-515-7853"

4. TERMINATION; WITHDRAWAL OF OFFERING. Section 12 is hereby deleted in its entirety and the following paragraph is substituted in lieu thereof:

     "12. TERMINATION; WITHDRAWAL OF OFFERING. This Agreement may be terminated by any party upon 180 days' prior written notice to the other party, or, on 60 days' written notice pursuant to a vote of a majority of the outstanding securities of the Funds. Notwithstanding the above, each Issuer reserves the right, without prior notice, to suspend sales of shares of any Fund, in whole or in part, or to make a limited offering of shares of any of the Funds in the event that (A) any regulatory body commences formal proceedings against the Company, Distributor or any of the Issuers, which proceedings Distributor reasonably believes may have a material adverse impact on the ability of the Issuers or the Company to perform its obligations under this Agreement or (B) in the judgment of Distributor, declining to accept any additional instructions for the purchase or sale of shares of any such Fund is warranted by market, economic or political conditions. Notwithstanding the foregoing, this Agreement may be terminated immediately (i) by any party as a result of any other breach of this Agreement by another party, which breach is not cured within 30 days after receipt of notice from the other party, or (ii) by any party upon a determination that continuing to perform under this Agreement would, in the reasonable opinion of the terminating party's counsel, violate any applicable federal or state law, rule, regulation or judicial order, (iii) by a vote of a majority of the independent directors, or (iv) upon assignment by either party. Termination of this Agreement shall not affect the obligations of the parties to make payments under Section 3 for Orders received by the Company prior to such termination and shall not affect the Issuers' obligation to maintain the Accounts in the name of the Contracts or any successor of the Contracts. Following termination, Distributor shall not have any Administrative Services payment obligation to the Company (except for payment obligations accrued but not yet paid as of the termination date)."

5. SUCCESSORS AND ASSIGNS. Section 18 is hereby deleted in its entirety and the

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following Section 18 is substituted in lieu thereof:

          "18. SUCCESSORS AND ASSIGNS. This Agreement may not be assigned and will be terminated automatically upon any attempted assignment. This Agreement shall be binding upon and inure to the benefit of both parties hereto."

     6. RATIFICATION AND CONFIRMATION OF AGREEMENT. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

     7. COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

     6. FULL FORCE AND EFFECT. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 6 as of the date first above written.

JEFFERSON NATIONAL LIFE            AMERICAN CENTURY
INSURANCE COMPANY                 INVESTMENT SERVICES, INC.

By:  /s/ Craig A. Hawley          By:  /s/ William M. Lyons
     -------------------               --------------------
Name: Craig A. Hawley             Name: WILLIAM M. LYONS
      ---------------                   ----------------
Title: General Counsel            Title: PRESIDENT
       ---------------                   ---------


AMERICAN CENTURY INVESTMENT
MANAGEMENT, INC.

Name- WILLIAM M.LYONS
      ---------------
Title: PRESIDENT
       ---------

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                                    EXHIBIT A

                              DISTRIBUTION SERVICES

     Pursuant to the Agreement to which this is attached, the Company shall perform distribution services for Class II shares of the Funds, including, but not limited to, the following:

     1. Receive and answer correspondence from prospective shareholders, including distributing prospectuses, statements of additional information, and shareholder reports.

     2. Provide facilities to answer questions from broker dealers about Fund shares.

     3. Provide other reasonable assistance in connection with the distribution of Fund shares.

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                 AMENDMENT NO. 5 TO FUND PARTICIPATION AGREEMENT

     THIS AMENDMENT NO. 5 TO FUND PARTICIPATION AGREEMENT (the "Amendment") is effective as of July 31, 2003, by and between JEFFERSON NATIONAL LIFE INSURANCE COMPANY (formerly known as Conseco Variable Insurance Company) (the "Company") and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. ("ACIM"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

                                    RECITALS

     WHEREAS, the Company and ACIM are parties to that certain Fund Participation Agreement dated April 30, 1997 as amended by Amendment No. 1 dated November 15, 1997, Amendment No. 2 dated December 31, 1997, Amendment No. 3 dated January 13, 2000, and Amendment No. 4 dated February 9, 2001 (collectively, the "Agreement") in connection with the participation by the Funds in Contracts offered by the Company; and

     WHEREAS, the parties wish to supplement the Agreement as provided herein to change the name of the Company and its Separate Accounts, as well as amend pricing error information.

     NOW, THEREFORE, in consideration of the mutual promises set forth herein, the Company and ACIM hereto agree as follows:

       1. All references to "Conseco Variable Insurance Company" are hereby changed to "Jefferson National Life Insurance Company", effective May 1, 2003. This change reflects the change in the Company's name from Conseco Variable Insurance Company to Jefferson National Life Insurance Company.

       2. Schedule A thereto is hereby modified by changing the names of the existing asset sub-accounts from "Conseco Variable Annuity Accounts

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       C, E, F, G, H, I" and "Conseco Variable Account L" to "Jefferson National
       Life Annuity Accounts C, E, F, G, H, I" and "Jefferson National Life Account L" to that schedule, which shall read as follows:

                                   SCHEDULE A

                                SEPARATE ACCOUNTS

                   - Jefferson National Life Annuity Account C
                   - Jefferson National Life Annuity Account E
                   - Jefferson National Life Annuity Account F
                   - Jefferson National Life Annuity Account G
                   - Jefferson National Life Annuity Account H
                   - Jefferson National Life Annuity Account I
                   - Jefferson National Life Account L

       3. If American Century Investment Management, Inc. provides the Insurance Company with materially incorrect share net asset value information, the Separate Account(s) shall be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct share net asset value. Any material error in the calculation of the net asset value per share, dividend or capital gain information shall be reported promptly upon discovery to the Insurance Company. Furthermore, American Century Investment Management, Inc. shall be liable for the reasonable administrative costs incurred by the Insurance Company in relation to the correction of any material error, provided such error is attributable to American Century Investment Management, Inc. Administrative costs shall include reasonable allocation of staff time, costs of outside service providers, printing and postage. Non-material errors will be corrected in the next Business Day's net asset value per share.

       4. All other terms of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of this date, July _________ 2003.

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                       AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.


                       By: /s/ William M. Lyons
                       Name: William M. Lyons
                       Title: President


                       JEFFERSON NATIONAL LIFE INSURANCE
                       COMPANY


                       By: /s/ Craig A. Hawley
                           -------------------
                       Name: Craig A. Hawley
                       Title: General Counsel